Exhibit 8.2

August 6, 2012

Image Entertainment, Inc.
20525 Nordhoff Street, Suite 200
Chatsworth, California 91311

Ladies and Gentlemen:

We have acted as counsel to Image Entertainment, Inc., a Delaware Corporation (the “Company”) in connection with (i) the merger (the “Image Merger”) of RLJ Merger Sub II, Inc. (“Image Sub”), a Delaware corporation and a wholly owned subsidiary of RLJ Entertainment, Inc. (“Holdings”), a Nevada corporation and a wholly owned subsidiary of RLJ Acquisition, Inc. (“RLJ”), a Nevada corporation, with and into the Company, and (ii) the merger (the “RLJ Merger,” and together with the Image Merger, the “Mergers”) of RLJ Merger Sub I, Inc. (“RLJ Sub”), a Nevada corporation and a wholly owned subsidiary of Holdings with and into RLJ, pursuant to the Agreement and Plan of Merger dated as of April 2, 2012 between RLJ, the Company (the “Agreement”). As a result of the Mergers, the Company and RLJ will become wholly owned subsidiaries of Holdings.

This opinion is being delivered in connection with the Registration Statement on Form S-4 relating to the Mergers filed with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on even date herewith (the “Registration Statement”), to which this opinion appears as an exhibit. Unless otherwise indicated, capitalized terms used herein have the meaning ascribed to them in the Agreement.

You have requested our opinion regarding certain United States federal income tax consequences of the Image Merger. In rendering our opinion, we have examined and relied upon the truth, accuracy and completeness of the facts, statements and representations contained in (i) the Agreement, (ii) the Registration Statement (iii) Tax Certificates of the Company, Image Sub, RLJ, RLJ Sub, and Holdings (“Tax Certificates”), and (iv) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth below. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In addition, we have assumed, with your permission, that (i) the Mergers will be effected in accordance with the Agreement, (ii) the statements concerning the Mergers contained in the Agreement and the Registration Statement, and the representations made by the parties in the Agreement and their respective Tax Certificates, are true, correct and complete and will remain true, correct and complete at all relevant times, (iii) the authenticity of original documents submitted to us, the conformity to the originals of documents submitted to us as copies, and the due and valid execution and delivery of all such documents where due execution and delivery are a prerequisite to the effectiveness thereof, (iv) the performance of all covenants contained in the Agreement without waiver or breach of any material provision thereof and (v) that any representation or statement made in the Agreement or the Tax Certificates with the qualification “to the knowledge of” or “based on the belief of” the Company, Image Sub, RLJ, RLJ Sub, or Holdings, or other similar qualification, is true, correct and complete and will remain true, correct and complete at all relevant times, in each case without such qualification.

Image Entertainment, Inc.

August 6, 2012

Based upon the foregoing, and subject to the limitations, qualifications, assumptions and caveats set forth herein and in the Registration Statement, the discussions set forth in the Registration Statement under the heading “Material U.S. Federal Tax Consequences— Tax Consequences to Image Stockholders,” unless otherwise noted therein, is our opinion insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters.

Our opinion is based on the applicable provisions of the Code, Treasury Regulations promulgated or proposed thereunder, court decisions and administrative interpretations, all as in effect as of the date hereof, and which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described in the Registration Statement. Further, our opinion is not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service will not assert a contrary position.

This opinion addresses only the matters of United States federal income taxation specifically described herein. This opinion does not address any other United States federal tax consequences or any state, local or foreign tax consequences that may result from the Image Merger or any other transaction undertaken in connection with or in contemplation of the Mergers.

We hereby consent to the discussion of this opinion in the Registration Statement, to the filing of this opinion as Exhibit 8.2 to the Registration Statement and to the use of our name under the captions "Legal Matters" and "Material U.S. Federal Tax Consequences" in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of "expert" as used in the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Perkins Coie LLP